Exhibit 5.1

Our ref                   VSL/653749-000010/18182312v1

Direct tel                +852 3690 7513

Email                     vivian.lee@maples.com

21Vianet Group, Inc.

Guanjie Building Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District

Beijing, 100016

People’s Republic of China

25 August 2020

Dear Sirs

21Vianet Group, Inc.

We have acted as Cayman Islands legal advisers to 21Vianet Group, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, to date relating to the offering by the Company of certain Class A ordinary shares of par value US$0.00001 each (the “Shares”).

We are furnishing this opinion letter as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of incorporation of the Company dated 16 October 2009 and the certificates of incorporation on change of name of the Company dated 10 November 2009 and 7 January 2011, and the amended and restated memorandum and articles of association of the Company as adopted on 31 March 2011 and effective immediately upon the completion of the Company’s initial public offering of its ADSs representing Class A Ordinary Shares (the “Memorandum and Articles “).

1.2                               The minutes (the “Minutes”) of the meetings of the board of directors held on 13 October 2019, 19 February 2020, 16 June 2020 and 18 August 2020 (the “Meetings”).

1.3                               A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.4                               A certificate of good standing dated 3 June 2020, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               The genuineness of all signatures, initials and seals.

2.3                               There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The authorised share capital of the Company is US$15,000 divided into 1,500,000,000 shares comprising, (i) 1,199,790 Class A Ordinary Shares of a nominal of par value of US$0.00001 each; (ii) 300,000,000 Class B Ordinary Shares of a nominal or par value of US$0.00001 each; (iii) 60,000 Class C Ordinary Shares of a nominal or par value of US$0.00001 each; and (iv) 150,000 Series A Perpetual Convertible Preferred Shares of a nominal or par value of US$0.00001 each.

3.3                               The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement are accurate in so far as such statements are summaries of or relate to Cayman Islands law, and such statements constitute our opinion.

4                                         Qualifications

In this opinion the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Encl.